UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2012

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On August 13, 2012, the board of directors of KBS Legacy Partners Apartment REIT, Inc. (the “Company”) appointed W. Dean Henry to serve as Chief Executive Officer of the Company. Mr. Henry succeeds C. Preston Butcher as Chief Executive Officer. Mr. Butcher will no longer serve as an executive officer of the Company, but he will continue to serve as the Chairman of the Company’s board of directors.
This change in the Company’s management structure corresponds with concurrent management changes at Legacy Partners Residential, Inc. (“LPRI”), an affiliated entity of the Company’s Legacy sponsors. Effective August 13, 2012, Mr. Henry succeeded Mr. Butcher as Chief Executive Officer of LPRI. Mr. Butcher remains the Chairman of the board of directors of LPRI. On the same date, Guy K. Hays, who serves as an Executive Vice President of the Company, succeeded Mr. Henry as President of LPRI and Robert A. Calleja succeeded Mr. Hays as Chief Financial Officer of LPRI.
Prior to his appointment as the Company’s Chief Executive Officer, Mr. Henry had served as an Executive Vice President of the Company since its inception in August 2009. Before being appointed as Chief Executive Officer of LPRI, Mr. Henry had served as LPRI’s President since 1998. Mr. Henry joined Lincoln Property Company in 1973 and was promoted to Senior Vice President in charge of all residential operations of the Western Region in 1995, and then became the President and Chief Operating Officer of LPRI in 1998 and continuing as President only since 2001. Indirectly through a trust, Mr. Henry owns and controls 30% of Legacy Partners Residential Realty LLC.
LPRI controls the management and operations of all of its affiliated Legacy residential related entities (LPRI and Legacy Partners Residential Realty LLC, together with all such affiliated Legacy residential related entities are collectively referred to as “Legacy Residential”). As Chief Executive Officer of LPRI, Mr. Henry oversees the management and operations of the Legacy Residential entities, including setting out company strategy and monitoring performance. As a member of Legacy Residential’s Investment Acquisition and Management Committee, he reviews and approves the acquisition, financing, and disposition of multifamily real estate investments. Mr. Henry routinely reviews significant asset and property management issues and the status and progress of properties under development. He is also responsible for investor relationships.
Mr. Henry has been involved exclusively in multifamily real estate acquisitions, development, financing, management, and dispositions for nearly 40 years. Over the course of his career, he has overseen the acquisition/development, financing, and management of over 33,000 residential units exceeding $3.5 billion in cost.
Since 2002, Mr. Henry has been a key figure in Legacy Residential’s sponsorship of the $269 million Legacy Partners Affordable Housing Fund, advising and investing for the State of California Public Employees’ Retirement System. He has also been a key figure in Legacy Residential’s affiliated entities’ real estate investment, management, and disposition activities as a sub-advisor to institutional clients and high net worth individuals. Mr. Henry has been involved in entities, as a sub-advisor, that raised and invested nearly $1 billion since 1995 from large institutional clients such as the AFL-CIO Building Investment Trust, AIG Global Real Estate Investment Corp., BlackRock Realty Advisors, Inc., Capmark Investments, LP, a subsidiary of Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.), Donaldson Lufkin & Jenrette, Inc. (now Credit Suisse (USA), Inc.), Equity Residential, and Goldman Sachs.
Mr. Henry serves on the Executive Committee of the National Multi-Housing Council. He is a member of the Policy Advisory Board of the Center for Real Estate at the University of California at Berkeley, and is an active member of the Urban Land Institute. Mr. Henry is past Chairman of the San Francisco YMCA and a former Board Member of Mercy Housing, a not-for-profit affordable housing organization which has participated in the development, preservation and/or financing of more than 36,900 affordable homes in the United States. In 2012, Mr. Henry was appointed chairman of the National Association of Home Builders Multifamily Leadership Board. Mr. Henry received a Bachelor’s degree in Political Science from University of Puget Sound.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: August 16, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer, Treasurer and Secretary